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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9
(RULE 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT
UNDER SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

AIXTRON SE
(Name of Subject Company)

AIXTRON SE
(Name of Person(s) Filing Statement)

Ordinary Shares, no-par value registered share
American Depositary Shares, each representing one Ordinary Share
(Title of Class of Securities)

D0257Y135 (Ordinary Shares)
009606104 (American Depositary Shares)
(CUSIP Number of Class of Securities)

Martin Goetzeler
AIXTRON SE
Dornkaulstr. 2
52134 Herzogenrath,
Federal Republic of Germany
+49 2407 9030-444
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications
on Behalf of the Person(s) Filing Statement)

With copies to:

Markus Hauptmann Tobias A. Heinrich White & Case LLP Bockenheimer Landstraße 20 60323 Frankfurt am Main Federal Republic of Germany +49 69 29994 0	Chang-Do Gong White & Case LLP 1155 Avenue of the Americas New York, NY 10036-2787 +1 212 819 8200

☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Item 1.    Subject Company Information

        The information contained in Section 2.1 of the Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE attached as Exhibit (a)(1) is incorporated herein by reference.

Item 2.    Identity and Background of Filing Person

        The filing person is the subject company, AIXTON SE. The business address and telephone number of the filing person are set forth in Sections 1.3 and 2.1(a) of the Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE attached as Exhibit (a)(1) and incorporated herein by reference.

        The information contained in Section 2.2 and Section 2.3 of the Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE attached as Exhibit (a)(1) is incorporated herein by reference.

Item 3.    Past Contacts, Transactions, Negotiations and Agreements

        The information contained in Section 3 of the Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE attached as Exhibit (a)(1) is incorporated herein by reference.

Item 4.    The Solicitation or Recommendation

        The information contained in Section 10 and Section 12 of the Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE attached as Exhibit (a)(1) is incorporated herein by reference.

Item 5.    Persons/Assets Retained, Employed, Compensated or Used

        The information contained in Section 4 of the Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE attached as Exhibit (a)(1) is incorporated herein by reference.

Item 6.    Interest in Securities of the Subject Company

        The information contained in Section 9 of the Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE attached as Exhibit (a)(1) is incorporated herein by reference.

Item 7.    Purposes of the Transaction and Plans or Proposals

        The information contained in Section 5 of the Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE attached as Exhibit (a)(1) is incorporated herein by reference.

Item 8.    Additional Information

        None.

Item 9.    Exhibits

        The following Exhibits are filed herewith:

Exhibit No.		Description
(a)(1)	*	Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE, dated 11 August 2016
(a)(2)
Business Combination Agreement among AIXTRON SE, Grand Chip Investment GmbH, Mr. Zhendong Liu and Fujian Grand Chip Investment Fund Partnership (Limited Partnership), dated 23 May 2016 (incorporated by reference to Exhibit (d)(1) to the Schedule TO-T filed with the SEC by AIXTRON SE and Grand Chip Investment GmbH on 29 July 2016 (the "Schedule TO"))
(a)(3)	**
Fairness Opinion of J.P. Morgan, dated 23 May 2016 (included as Exhibit 2 to the Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE, filed as Exhibit (a)(1) to this Schedule 14D-9)
(a)(4)		Joint Press Release issued by AIXTRON SE and Fujian Grand Chip Investment Fund LP, dated 23 May 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 23 May 2016)
(a)(5)		Confidentiality Agreement among Fujian Grand Chip Investment Fund Partnership (Limited Partnership) and AIXTRON SE, dated 30 March 2016
(a)(6)		Investor Presentation, dated 23 May 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 23 May 2016)
(a)(7)		Transaction Fact Sheet (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 23 May 2016)
(a)(8)		Questions and Answers for AIXTRON SE employees (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 23 May 2016)
(a)(9)		Announcement Required under German Law, dated 23 May 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 23 May 2016)
(a)(10)		Translation of Transcript of Media Conference Call conducted by AIXTRON SE on 23 May 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 24 May 2016)
(a)(11)		Transcript of Analyst and Investor Call conducted by AIXTRON SE on 23 May 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 24 May 2016)
(a)(12)		Excerpt from Script of AIXTRON SE Annual General Meeting Call held on 25 May 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 25 May 2016)
(a)(13)		Slide Presentation for AIXTRON SE Annual General Meeting Call held on 25 May 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 25 May 2016)
(a)(14)		Press Release issued by AIXTRON SE on 19 July 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 19 July 2016)
(a)(15)		Press Release issued by AIXTRON SE on 11 August 2016
(a)(16)		Investor Presentation (IR Presentation—H1/2016), dated 11 August 2016
(a)(17)		Investor Presentation (First Half of 2016 Results), dated 11 August 2016

Exhibit No.		Description
(a)(18)		English translation of the Articles of Association of AIXTRON SE, as amended on 27 January 2016
(a)(19)		Offer Document, published July 29, 2016 (incorporated by reference to Exhibit (a)(1)(A) to the Schedule TO)
(a)(20)
Suggested Letter to Clients for use by custodian banks for shares held through the Clearstream Banking AG booking system, including the Declaration of Acceptance (English version of document prepared in English and German) (incorporated by reference to Exhibit (a)(1)(B) to the Schedule TO)
(a)(21)		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (ADS Letter) (incorporated by reference to Exhibit (a)(1)(C) to the Schedule TO)
(a)(22)		Suggested Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (ADS Letter) (incorporated by reference to Exhibit (a)(1)(D) to the Schedule TO)
(a)(23)		ADS Letter of Transmittal (incorporated by reference to Exhibit (a)(1)(E) to the Schedule TO)
(a)(24)		Notice of Guaranteed Delivery (incorporated by reference to Exhibit (a)(1)(F) to the Schedule TO)
(a)(25)		Summary Publication as published in the New York Times on July 29, 2016 (incorporated by reference to Exhibit (a)(1)(G) to the Schedule TO)
(a)(26)		Form W-9 and Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9 (incorporated by reference to Exhibit (a)(1)(H) to the Schedule TO)
(a)(27)
Technical Guidelines for the Settlement (English translation (except for German version of Suggested Letter to Clients and Declaration of Acceptance) of document prepared in German only (except for English version of Suggested Letter to Clients and Declaration of Acceptance)) (incorporated by reference to Exhibit (a)(1)(I) to the Schedule TO)
(e)(1)
English translation of the Escrow Agreement among AIXTRON SE, Fujian Grand Chip Investment Fund LP and AIXTRON China Ltd. as entrusting parties and China Development Bank Corporation Xiamen City Branch as entrusted party, dated 23 May 2016
(e)(2)		AIXTRON SE stock option plan 1999
(e)(3)		AIXTRON SE stock option plan 2002
(e)(4)		AIXTRON SE stock option plan 2007
(e)(5)		AIXTRON SE stock option plan 2012
(e)(6)	***	Statement by the works council of AIXTRON SE, dated 4 August 2016

*
Included with the Statement mailed to shareholders

**
Included with the Statement mailed to shareholders as Exhibit 2 to the Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE.

***
Included with the Statement mailed to shareholders as Exhibit 3 to the Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE.

 SIGNATURE

        After due inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

AIXTRON SE
By:	/s/ MARTIN GOETZELER
	Name:	Martin Goetzeler
	Title:	President and CEO

By:	/s/ DR. BERND SCHULTE
	Name:	Dr. Bernd Schulte
	Title:	Executive Vice President and COO

Dated: 11 August 2016

 EXHIBIT INDEX

Exhibit No.		Description
(a)(1)	*	Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE, dated 11 August 2016

(a)(2)		Business Combination Agreement among AIXTRON SE, Grand Chip Investment GmbH, Mr. Zhendong Liu and Fujian Grand Chip Investment Fund Partnership (Limited Partnership), dated 23 May 2016 (incorporated by reference to Exhibit (d)(1) to the Schedule TO)

(a)(3)	**	Fairness Opinion of J.P. Morgan, dated 23 May 2016 (included as Exhibit 2 to the Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE, filed as Exhibit (a)(1) to this Schedule 14D-9)

(a)(4)		Joint Press Release issued by AIXTRON SE and Fujian Grand Chip Investment Fund LP, dated 23 May 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 23 May 2016)

(a)(5)		Confidentiality Agreement among Fujian Grand Chip Investment Fund Partnership (Limited Partnership) and AIXTRON SE, dated 30 March 2016

(a)(6)		Investor Presentation, dated 23 May 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 23 May 2016)

(a)(7)		Transaction Fact Sheet (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 23 May 2016)

(a)(8)		Questions and Answers for AIXTRON SE employees (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 23 May 2016)

(a)(9)		Announcement Required under German Law, dated 23 May 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 23 May 2016)

(a)(10)		Translation of Transcript of Media Conference Call conducted by AIXTRON SE on 23 May 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 24 May 2016)

(a)(11)		Transcript of Analyst and Investor Call conducted by AIXTRON SE on 23 May 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 24 May 2016)

(a)(12)		Excerpt from Script of AIXTRON SE Annual General Meeting Call held on 25 May 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 25 May 2016)

(a)(13)		Slide Presentation for AIXTRON SE Annual General Meeting Call held on 25 May 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 25 May 2016)

(a)(14)		Press Release issued by AIXTRON SE on 19 July 2016 (incorporated by reference to the Schedule 14D-9C filed with the SEC by AIXTRON SE on 19 July 2016)

(a)(15)		Press Release issued by AIXTRON SE on 11 August 2016

(a)(16)		Investor Presentation (IR Presentation—H1/2016), dated 11 August 2016

(a)(17)		Investor Presentation (First Half of 2016 Results), dated 11 August 2016

Exhibit No.		Description
(a)(18)		English translation of the Articles of Association of AIXTRON SE, as amended on 27 January 2016

(a)(19)		Offer Document, published July 29, 2016 (incorporated by reference to Exhibit (a)(1)(A) to the Schedule TO)

(a)(20)		Suggested Letter to Clients for use by custodian banks for shares held through the Clearstream Banking AG booking system, including the Declaration of Acceptance (English version of document prepared in English and German) (incorporated by reference to Exhibit (a)(1)(B) to the Schedule TO)

(a)(21)		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (ADS Letter) (incorporated by reference to Exhibit (a)(1)(C) to the Schedule TO)

(a)(22)		Suggested Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (ADS Letter) (incorporated by reference to Exhibit (a)(1)(D) to the Schedule TO)

(a)(23)		ADS Letter of Transmittal (incorporated by reference to Exhibit (a)(1)(E) to the Schedule TO)

(a)(24)		Notice of Guaranteed Delivery (incorporated by reference to Exhibit (a)(1)(F) to the Schedule TO)

(a)(25)		Summary Publication as published in the New York Times on July 29, 2016 (incorporated by reference to Exhibit (a)(1)(G) to the Schedule TO)

(a)(26)		Form W-9 and Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9 (incorporated by reference to Exhibit (a)(1)(H) to the Schedule TO)

(a)(27)		Technical Guidelines for the Settlement (English translation (except for German version of Suggested Letter to Clients and Declaration of Acceptance) of document prepared in German only (except for English version of Suggested Letter to Clients and Declaration of Acceptance)) (incorporated by reference to Exhibit (a)(1)(I) to the Schedule TO)

(e)(1)		English translation of the Escrow Agreement among AIXTRON SE, Fujian Grand Chip Investment Fund LP and AIXTRON China Ltd. as entrusting parties and China Development Bank Corporation Xiamen City Branch as entrusted party, dated 23 May 2016

(e)(2)		AIXTRON SE stock option plan 1999

(e)(3)		AIXTRON SE stock option plan 2002

(e)(4)		AIXTRON SE stock option plan 2007

(e)(5)		AIXTRON SE stock option plan 2012

(e)(6)	***	Statement by the works council of AIXTRON SE, dated 4 August 2016

*
Included with the Statement mailed to shareholders

**
Included with the Statement mailed to shareholders as Exhibit 2 to the Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE.

***
Included with the Statement mailed to shareholders as Exhibit 3 to the Reasoned Statement of the Management Board and Supervisory Board of AIXTRON SE.

QuickLinks

  Item 1. Subject Company Information
  Item 2. Identity and Background of Filing Person
  Item 3. Past Contacts, Transactions, Negotiations and Agreements
  Item 4. The Solicitation or Recommendation
  Item 5. Persons/Assets Retained, Employed, Compensated or Used
  Item 6. Interest in Securities of the Subject Company
  Item 7. Purposes of the Transaction and Plans or Proposals
  Item 8. Additional Information
  Item 9. Exhibits
SIGNATURE
EXHIBIT INDEX